Exhibit 23.1

MOORE STEPHENS WURTH FRAZER AND TORBET, LLP
Certified Public Accountants

1199 South Fairway Drive. Suite 200
Walnut, California 91789

Securities and Exchange Commission
Washington, DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2007 to the consolidated financial statements of Shengtai Pharmaceutical, Inc. and Subsidiaries, which appears in the Annual Report on Form 10-K for the years ended June 30, 2007 and 2006 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
January 30, 2008